Exhibit 99.1
The Trade Desk Appoints David Haddad to Board of Directors

June 9, 2026 — Ventura, CA – Global advertising technology leader The Trade Desk (NASDAQ: TTD) today announced the appointment of David Haddad to its board of directors. A veteran media and entertainment executive, Haddad brings more than three decades of leadership experience building and scaling global businesses across some of the world's most influential media companies.

“David brings a unique combination of operational excellence and deep media expertise that will be invaluable as our industry enters its next chapter,” said Jeff Green, CEO and Co-Founder of The Trade Desk. “Having helped lead some of the most iconic companies in media and entertainment, he understands both how great businesses scale and how premium content creates value. His perspective will strengthen our board as we continue building technology that helps fund and preserve a vibrant open internet.”

Haddad most recently spent more than a decade at Warner Bros. Entertainment, a division of Warner Bros. Discovery, where he held several leadership positions, most recently President of WB Games. Prior to Warner Bros., he served as Chief Operating Officer of Activision Blizzard and held senior leadership roles at Vivendi Games, Mattel and Disney, building a career spanning more than three decades across entertainment, consumer products and interactive content.

“What Jeff and The Trade Desk have accomplished is remarkable - not only in building a market-leading business, but in helping create a more transparent and effective advertising ecosystem,” said Haddad. “I’m honored to join the board and look forward to supporting the company as it continues to grow, innovate and create value for its clients, partners and shareholders.”

Haddad holds a B.S. in Business Administration from Miami University and a M.B.A. from Harvard Business School.

About The Trade Desk
The Trade Desk™ is a technology company that empowers buyers of advertising. Through its self-service, cloud-based platform, ad buyers can create, manage, and optimize digital advertising campaigns across ad formats and devices. Integrations with major data, inventory, and publisher partners ensure maximum reach and decisioning capabilities, and enterprise APIs enable custom development on top of the platform. Headquartered in Ventura, CA, The Trade Desk has offices across North America, Europe, and Asia Pacific. To learn more, visit thetradedesk.com or follow us on Facebook, Twitter, LinkedIn, and YouTube.

Contact:

PR
Pat Wentling
Communications
PR@thetradedesk.com

IR
Jake Graves
Investor Relations
IR@thetradedesk.com